Exhibit (a)(1)(vi)

SUPPLEMENT

TO THE

OFFER TO PURCHASE, DATED MARCH 31, 2003,

BY

PERINI CORPORATION

May 8, 2003

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

MONDAY, JUNE 9, 2003, UNLESS THE TENDER OFFER IS EXTENDED

(THE “EXPIRATION DATE”)

Perini Corporation, a Massachusetts corporation (the “Company,” “Perini,” “we,” or “us”), hereby amends and supplements its offer to purchase for cash up to 900,000 of our currently outstanding Depositary Convertible Exchangeable Preferred Shares (the “Depositary Shares”) (each of which represents one-tenth of a share of $21.25 Convertible Exchangeable Preferred Stock) by increasing the purchase price from $20.00 per Depositary Share to $25.00 per Depositary Share, net to the sellers in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 31, 2003 (the “Offer to Purchase”), as amended and supplemented by this Supplement (the “Supplement”), and the related letter of transmittal, as amended (the “Letter of Transmittal”), which together, as each may be further amended or supplemented from time to time, constitute the “Offer”.

The Company has also extended the Expiration Date of the Offer from 5:00 P.M., New York City time, on Friday, May 9, 2003 to 5:00 P.M., New York City time, on Monday, June 9, 2003. With the extension of the Expiration Date of the Offer to June 9, 2003, holders of Depositary Shares (the “Holders”) will have additional time to tender Depositary Shares that have not been tendered or to withdraw Depositary Shares that have been tendered. Holders that have already properly tendered their Depositary Shares pursuant to the procedures set forth in the Offer are not required to take any further action to receive the Purchase Price for any such Depositary Shares purchased pursuant to the Offer, unless they wish to withdraw their Depositary Shares pursuant to Section 6 of the Offer to Purchase.

All references to the “Purchase Price” in the Offer shall mean $25.00 per Depositary Share, net to the seller in cash, without interest thereon, and all references to the “Expiration Date” in the Offer shall mean 5:00 P.M., New York City time, on Monday, June 9, 2003, unless the Offer is subsequently extended or earlier terminated in accordance with its terms. In addition to the foregoing, Perini has made the following amendments and clarifications to the Offer to Purchase:

1.    Cover Page of the Offer to Purchase.

•	The second sentence of the second paragraph is hereby amended and restated to read as follows:

“All Depositary Shares tendered and not purchased pursuant to the Offer because of proration will be returned to the tendering holders at our expense promptly following the Expiration Date.”

2.    Forward-Looking Statements.

•	The following sentence is hereby inserted after the first sentence:

“Such forward-looking statements, however, do not qualify for the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.”

3.     Summary Term Sheet.

•	The second sentence in the answer to the question “Will tendered Depositary Shares be prorated?” is hereby amended and restated to read as follows:

“All Depositary Shares tendered and not purchased pursuant to the offer because of proration will be returned to the tendering holders at our expense promptly following the expiration date.”

4.     Section 1—Terms of the Offer.

•	The second sentence of the subsection titled “Proration” is hereby amended and restated to read as follows:

“All Depositary Shares tendered and not purchased pursuant to the Offer because of proration will be returned to the tendering Holders at our expense promptly following the Expiration Date (as defined below).”

5.     Section 4—Acceptance for Payment and Payment for Depositary Shares.

•	The third sentence of the first paragraph is hereby amended and restated to read as follows:

“All Depositary Shares tendered and not purchased pursuant to the Offer because of proration will be returned to the tendering Holders at our expense promptly following the Expiration Date.”

•	The second paragraph is hereby amended and restated to read as follows:

“All conditions of the Offer, other than regulatory approvals, must be satisfied or waived prior to the Expiration Date in order for us to accept tendered Depositary Shares. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or, subject to the applicable rules of the Securities and Exchange Commission (the “Commission”), payment for, Depositary Shares in order to comply in whole or in part with any applicable laws. Our reservation of the right to delay payment for Depositary Shares which we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return tendered Depositary Shares promptly after the termination or withdrawal of the Offer.”

•	The first two sentences of the penultimate paragraph are hereby amended and restated to read as follows:

“If any tendered Depositary Shares are not accepted for payment pursuant to the Offer for any reason, or if depositary receipts are submitted representing more Depositary Shares than are tendered, depositary receipts representing Depositary Shares not tendered or not accepted for purchase will be returned to the tendering Holder, or such other person as the tendering Holder shall specify in the Letter of Transmittal, promptly following the expiration, termination or withdrawal of the Offer. In the case of Depositary Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 5 – “Procedures for Tendering Depositary Shares,” such Depositary Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering Holder shall specify in the Letter of Transmittal, promptly following the expiration, termination or withdrawal of the Offer.”

6.     Section 5—Procedures for Tendering Depositary Shares.

•	The third sentence of the subsection titled “Determination of Validity” is hereby amended and restated to read as follows:

“We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the Offer with respect to all Holders. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Depositary Shares with respect to any particular Depositary Share or any particular Holder.”

7.    Section 9—Beneficial Ownership of Certain Persons.

•	The first and second sentence of the last paragraph are hereby amended and restated to read as follows:

“Mr. Doppelt has advised us that he is considering whether or not to tender, or cause the tender of, the Depositary Shares that he beneficially owns or controls. Mr. Edelman has advised us that he intends to tender, or cause the tender of, substantially all of the Depositary Shares that he beneficially owns or controls.”

8.    Section 11—Source and Amounts of Funds.

•	The third sentence of the first paragraph is hereby amended and restated to read as follows:

“We have obtained the consent of our lenders to conduct the Offer and we have the availability to draw down up to $22,500,000 on our existing credit facility for funds needed for the Offer.”

•	The third sentence of the second paragraph is hereby amended and restated to read as follows:

“The Credit Agreement provides that the Company can choose from the prime rate then in effect at Fleet National Bank or, alternatively, the one month, two month, or three month LIBOR (London inter-bank offered rate) rate plus 2.25%.”

•	The last paragraph is hereby amended and restated to read as follows:

“This description of the terms and conditions of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, the First Amendment and Waiver to the Credit Agreement dated February 14, 2003, the Consent Letter dated March 27, 2003 and the Consent Letter dated May 7, 2003, each of which has been filed as an exhibit to the Schedule TO, as amended.”

9.    Section 12—Conditions of the Offer.

•	The fourth subparagraph under the fourth bullet point is hereby amended and restated to read as follows:

“(d) a commencement of a war or armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States, other than the commencement in March 2003 of U.S. military operations in Iraq, or”

•	The first sentence of the last paragraph is hereby amended and restated to read as follows:

“The foregoing conditions are for our sole benefit and may be asserted by us in our reasonable discretion regardless of the circumstances giving rise to any such condition (including any action or inaction by us).”

10.    Certain U.S. Federal Income Tax Consequences.

•	The heading of the section titled “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” of the Offer to Purchase is hereby amended and restated to read “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.” All cross-references in the Offer to Purchase to the section titled “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” are hereby amended and restated to read “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.”

•	The first sentence of the first paragraph is hereby amended and restated to read as follows:

“The following is a summary of material U.S. federal income tax consequences of participating in the Offer to Holders of our Depositary Shares, any of whose Depositary Shares are tendered and accepted for payment pursuant to the Offer.”

•	The first sentence of the fourth paragraph is hereby amended and restated to read as follows:

“THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.”

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal remain applicable in all respects to the Offer. Holders should read the Offer to Purchase in conjunction with this Supplement in considering whether to tender their Depositary Shares. To the extent that any information or revision contained in this Supplement is inconsistent with the information in the Offer to Purchase, the information and revisions in this Supplement shall control. Capitalized terms used herein but not otherwise defined have the meaning ascribed to such terms in the Offer to Purchase.

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